For Immediate Release

WSI Industries Reports Fiscal 2018 First Quarter Financial Results

Sales & Earnings Increase Over Prior Year

December 20, 2017—Minneapolis, MN—WSI Industries, Inc. (Nasdaq: WSCI) today reported sales for its fiscal 2018 first quarter ending November 26, 2017 of $7,529,000, an increase of 19% versus the prior year amount of $6,330,000. The Company also reported net income for the fiscal 2018 first quarter of $86,000 or $.03 per diluted share versus a net loss of $322,000 or $.11 per diluted share in the prior year quarter.

Michael Pudil, president and chief executive officer, commented: “We are pleased with our results from our fiscal 2018 first quarter. We experienced an increase in sales in all of our major business segments and also returned to profitability versus the prior year’s fiscal first quarter. In our prior year fiscal 2017 first quarter, our primary customer shutdown one of their production facilities which negatively affected our sales and earnings in that quarter. The Company experienced a similar shutdown in the fiscal 2018 first quarter with its customer, but we were more effective in managing our production in this year’s quarter which aided the bottom line.” Pudil continued: “Our sales in our energy business, aerospace and other industrial business also grew in the fiscal 2018 first quarter. In particular, our energy business grew 526% while aerospace and industrial grew 61%. Both segments were aided by new customers and new programs.”

Pudil concluded: “We remain optimistic about the balance of fiscal 2018 but realize that much needs to be done. We continue to gain traction in our sales efforts with new customers, and we are bringing in new programs that should benefit us during fiscal 2018. We recognize the tremendous effort that has been put forth by our employees in the gains that we have made.”

WSI Industries, Inc. is a leading contract manufacturer that specializes in the machining of complex, high-precision parts for a wide range of industries, including automotive, avionics and aerospace, energy, recreational powersports vehicles, small engines, marine, bioscience and the defense markets.

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For additional information:

Michael J. Pudil (President & CEO) or Paul D. Sheely (CFO)

763-295-9202

The statements included herein which are not historical or current facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Reform Act of 1995. There are certain important factors which could cause actual results to differ materially from those anticipated by some of the statements made herein, including the Company’s ability to retain current programs and obtain additional manufacturing programs, and other factors detailed in the Company’s filings with the Securities and Exchange Commission.

WSI INDUSTRIES, INC.

CONSOLIDATED STATEMENT OF OPERATIONS (unaudited)

In thousands, except per share amounts

	First quarter ended
	November 26, 2017	November 27, 2016
Net Sales	$7,529	$6,330
Cost of products sold	6,630	6,022
Gross margin	899	308

Selling and administrative expense	691	761
Interest and other income	(9)	(2)
Interest and other expense	78	68
Earnings (loss) from operations before income taxes	139	(519)
Income tax expense (benefit)	53	(197)
Net income (loss)	$86	$(322)

Basic earnings (loss) per share	$0.03	$(0.11)

Diluted earnings (loss) per share	$0.03	$(0.11)

Weighted average number of common shares outstanding	2,936	2,920

Weighted average number of dilutive common shares outstanding	2,939	2,920

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

In thousands

	November 26, 2017	November 27, 2016
Assets:
Total current assets	$13,117	$10,062
Property, plant, and equipment, net	10,856	11,023
Other assets	2,369	3,624
Total Assets	$26,342	$24,709

Liabilities and Shareholders’ Equity:
Total current liabilities	$5,611	$3,425
Long-term debt	6,209	6,395
Deferred tax liabilities	1,129	1,206
Shareholders’ equity	13,393	13,683
Total Liabilities and Shareholders’ Equity	$26,342	$24,709

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited)

In thousands

	November 26, 2017	November 27, 2016

Cash flows from operating activities (1)	$401	$1,878
Cash from (used in) investing activities	118	(15)
Cash used in financing activities	(379)	(384)
Net increase in cash and cash equivalents	140	1,479

Cash and cash equivalents at beginning of period	5,847	3,739

Cash and cash equivalents at end of period	$5,987	$5,218

(1) Cash flows from operating activities includes non-cash adjustments for depreciation, deferred taxes and stock option compensation expense of $549 and $284 at November 26, 2017 and November 27, 2016, respectively.